      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998
                                              REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                      ------------------------------------


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------

                            NEXAR TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                      ------------------------------------

              DELAWARE                              NO. 04-3268334
   (State or other jurisdiction of           (IRS Employer Identification No.)
   incorporation or organization)

                               257 TURNPIKE ROAD
                       SOUTHBOROUGH, MASSACHUSETTS 01772
                                (508) 485-7900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                ALBERT J. AGBAY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           NEXAR TECHNOLOGIES, INC.
                               257 TURNPIKE ROAD
                       SOUTHBOROUGH, MASSACHUSETTS 01772
                                (508) 485-7900

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      ------------------------------------

                                   COPY TO:
                            DAVID A. CIFRINO, P.C.
                            MCDERMOTT, WILL & EMERY
                                75 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                (617) 345-5000

                      ------------------------------------

        Approximate date of commencement of proposed sale to the public:
                 From time to time after effective date of this
                            Registration Statement.
                      ------------------------------------

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier
effective registration statement for the same offering.   [_]

------------------
          If this Form is a post-effective amendment filed pursuant to a Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.   [_]  __________________

          If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.    [_]

                      -----------------------------------


                        CALCULATION OF REGISTRATION FEE



=========================================================================================================
 Title of Each Class of                       Proposed Maximum      Proposed Maximum
 Securities to              Amount to be       Offering Price Per  Aggregate Offering       Amount of
be Registered              Registered (1)         Unit(2)               Price(2)         Registration Fee

---------------------------------------------------------------------------------------------------------
   Common Stock, par
 value $0.01 per share    5,460,000 shares     $2.5625                $13,991,250         $4,128.00
=========================================================================================================

(1) Plus such additional number of shares as may be required in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low bid prices of Nexar Technologies, Inc. Common Stock as reported on the Nasdaq National Market on April 27, 1998.

                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS
                                5,460,000 SHARES

                            NEXAR TECHNOLOGIES, INC.

                                  COMMON STOCK

     The Prospectus relates to the resale of up to 5,460,000 shares (the "Shares") of Common Stock, $0.01 par value per share, of Nexar Technologies, Inc. (the "Company" or "Nexar") by certain selling security holders of the Company (the "Selling Shareholders"). 3,200,000 of the shares of Common Stock covered by this Prospectus may be issued to certain of the Selling Shareholders upon conversion of shares of the Series B Convertible Preferred Stock, $0.01 par value per share ("Series B Preferred Stock"), of the Company which were issued to the Selling Shareholders pursuant to the several Private Placement Purchase Agreements between the Company and the Selling Shareholders, each dated as of March 20, 1998 (collectively, the "Purchase Agreements"). 160,000 of the shares of Common Stock covered by this Prospectus may be issued to Selling Shareholders holding shares of Series B Preferred Stock in lieu of cash dividends payable thereon. The remaining 2,100,000 shares of Common Stock covered by this Prospectus may be issued to Selling Shareholders who received certain warrants (the "Warrants") to acquire shares of Common Stock in connection with the placement of the Series B Preferred Stock. See "The Purchase Agreements."

     The shares covered by this Prospectus represent 200% of the number of shares that may be issued as of the date of this Prospectus based upon a conversion price of $2.00 per share in the case of shares issued upon conversion of Series B Preferred Stock and a market value issue price of $2.00 per share in the case of shares issued in lieu of cash dividends thereon. The actual number of shares of Common Stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, market prices prevailing at the actual date of conversion. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when Selling Shareholders will elect to convert shares of the Series B Preferred Stock.
                           -------------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE PURCHASE OF THESE SECURITIES, SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                           -------------------------

     The Selling Shareholders and their agents, donees, distributees, pledgees and other successors in interest may offer and sell the Shares from time to time in one or more transactions on The Nasdaq Stock Market, or otherwise, at market prices then prevailing or in negotiated transactions. The Shares may also be sold pursuant to option, hedging or other transactions with broker-dealers. The Shares may also be offered in one or more underwritten offerings. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus. See "Selling Shareholders" and "Plan of Distribution." All of the Shares offered hereunder are to be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds". The Common Stock of the Company is traded on the National Market of The Nasdaq Stock Market (the "Nasdaq National Market") under the symbol "NEXR". On May __, 1998, the last reported sale price of Common Stock on the Nasdaq National Market was $__ per share.
                           -------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------
                  THE DATE OF THIS PROSPECTUS IS MAY __, 1998.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company also may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Certain documents filed by the Company with the Commission electronically may also be obtained at the Commission's site on the World Wide Web at www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. The Registration Statement may also be obtained at the Commission's site on the World Wide Web at www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-29194) are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed on March 31, 1998; (2) the Company's definitive Proxy Statement for the Annual Meeting of Stockholders of the Company scheduled to be held June 8, 1998 filed on April 30, 1998; and (3) the Company's Registration Statement on Form 8-A registering the Company's Common Stock under Section 12(g) of the Exchange Act filed on March 17, 1997.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon a written request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Chief Financial Officer of the Company, 257 Turnpike Road, Southborough, Massachusetts 01772, Telephone: (508) 485-7900.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth in "Risk Factors" herein.

                                  THE COMPANY

     The Company is a new class of personal computer (PC) manufacturer which has developed what it believes is the industry's first "future-ready" PC that is
readily upgradable using industry-standard components.   Nexar PCs, which are
based on patented and patent-pending technologies, enable end-users to reduce total cost of ownership (TCO), protect their technology investments and extend the lifecycle of their PC. Unlike conventional PCs, NEXAR systems allow end-users to easily upgrade or switch important components of the PC to accommodate emerging and future technologies, resulting in a significant extension of the computer's useful life. NEXAR sells a high-performance system which can be shipped to resellers without the key system-defining components (microprocessor, memory and hard drive), but which is otherwise fully configured. This ability:

     . Enables the end-user, whether corporate or individual, to buy a system configured exactly to that customer's technical and budgetary requirements and, later, to easily upgrade the PC's key components with industry-standard products.

     . Enables the Company's resellers to offer Build-to-Order capability in order to compete with direct marketers, such as Dell Computer and Gateway 2000, because a NEXAR PC provides resellers with the ability to promptly deliver a custom-configured, high-performance PC at a competitive price.

     The Company's objective is to become the industry leader in designing and marketing PCs with technology which enables resellers and end-users, in an easy and cost-effective manner, to upgrade and transition the central processing unit
(CPU) and the other key system-defining components in accordance with the known and anticipated roadmaps of various makers of fundamental and leading edge PC technology. NEXAR's current PCs feature the Company's patent-pending Cross-Processor Architecture(TM) (NEXAR XPA(TM)) in which any one of several state-of-the-art CPUs can be initially included or later installed, including Intel Corporation's Pentium, Pentium Pro, Pentium II, dual Pentium II and compatible CPUs. The Company also intends to develop the NEXAR XPA technology to accommodate microprocessors based on other technologies. The NEXAR XPA allows the CPU, random access memory (RAM), and cache memory to be replaced by end-users without technical assistance. The Company's PCs also feature a removable hard drive, permitting its replacement and the further advantages of increased data portability and security, and the use of multiple operating systems in a single PC. The Company does not market its products directly to end-users, but instead distributes its products through a network of international, national and regional distributors, value-added and other resellers, original equipment manufacturers (OEMs), system integrators, computer superstores, direct response resellers, and independent dealers.

     The Company's principal executive offices are located at 257 Turnpike Road, Southborough, Massachusetts 01772, and its telephone number is (508) 485-7900.

     The Company's logo, Cross-Processor Architecture, NEXAR XPA and XPA are trademarks of the Company and Nexar and Nexar Technologies are trade names of the Company. This Prospectus and the documents incorporated by reference herein also include trademarks and trade names of companies other than Nexar.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus and in the documents incorporated herein by reference (see "Incorporation of Certain Documents by Reference" above), the following factors should be considered carefully in evaluating an investment in the Common Stock.


LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT

     The Company was incorporated in March 1995 and commenced selling its PCs in volume in April 1996. Accordingly, the Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be evaluated with regard to the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the intensely competitive market in which the Company operates. As of December 31, 1997, the Company had an accumulated deficit of approximately $23,118,000. The Company's ability to generate significant revenue growth in the future is subject to substantial uncertainty.

SIGNIFICANT CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company's capital requirements in connection with its development and marketing activities have been and will continue to be significant. The Company believes that amounts available from cash generated from operations and the recent sale of securities and future financing transactions which the Company believes it can consummate as necessary will be sufficient to meet the Company's cash requirements through at least the next twelve months. Cash requirements for periods beyond the next twelve months depend on the Company's profitability, its ability to manage working capital requirements and its growth rate. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced products, or to respond to competitive pressures. There can be no assurance that additional financing will be available when needed on terms favorable to the Company or at all. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance products or services, take advantage of future opportunities, or respond to competitive pressures, which could have a material adverse effect on the Company's business, financial condition or operating results.

RISKS ASSOCIATED WITH INTENSE COMPETITION

     The desktop PC industry is intensely competitive and may become more so as the result of, among other things, the introduction of new competitors (including large multi-national, diversified companies) and possibly weakening demand. The Company currently competes in the desktop PC market principally with Acer America, Apple Computer, Compaq Computer, Dell Computer, Gateway 2000, Hewlett-Packard, IBM and Packard Bell NEC. All of these companies have stronger brand recognition, significantly greater financial, marketing, manufacturing, technological and distribution resources, broader product lines and larger installed customer bases than does the Company. Principal competitive factors include product features, product performance, quality and reliability, the ability to deliver product to customers in a timely fashion, customer service and support, marketing and distribution capabilities and price. Also, in order to compete successfully, the Company must attract and retain a sufficient number of management, sales and technical personnel with high levels of relevant skills and meaningful experience. Although the Company has assembled an experienced senior management team, there can be no assurance that the Company will be able to attract and retain sufficient numbers of additional personnel, as the need for such individuals increases with the Company's anticipated growth, or maintain or improve its current position with respect to any of these or other competitive factors. This intense competition could result in loss of customers or pricing pressures, which would negatively affect the Company's results of operations.

     The Company's ability to compete favorably is dependent, in significant part, upon its ability to control costs, react timely and appropriately to short- and long-term trends and competitively price its products while preventing erosion of its margins, and there is no assurance that the Company will be able to do so. Many of the Company's competitors can devote greater managerial and financial resources than the Company can to develop, promote and distribute products and provide related consulting and training services. Some of the Company's competitors have established, or may establish, cooperative arrangements or strategic alliances among themselves or with third parties, thus enhancing their ability to compete with the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that the competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition.

DEPENDENCE ON SUBSTANTIAL CUSTOMER

     In the fiscal year ended December 31, 1997, one customer of the Company, Government Technology Services, Inc. (GTSI), a leading supplier of desktop systems to United States government agencies, accounted for approximately 44% of the Company's revenues. The Company expects that GTSI will continue to be an important customer, but that sales to GTSI as a percentage of total revenues will decline further as the Company further expands its distribution network and increases its overall sales. The Company has entered into an agreement with GTSI pursuant to which GTSI serves as the Company's exclusive federal reseller with respect to Government Services Administration (GSA) scheduled purchases, provided that GTSI purchases a specified minimum of the Company's products in 1998. GTSI is under no obligation, however, to purchase any products of the Company. If GTSI makes fewer purchases in 1998 than the Company anticipates, that would have a material adverse effect on the Company.

MANAGEMENT OF GROWTH

     The anticipated growth in the size, geographic scope and complexity of the Company's business and development of its customer base are expected to place a significant strain on the Company's management, operations and capital needs. The Company's continued growth, if any, will require it to attract, motivate and retain additional highly skilled technical, managerial, consulting, sales and marketing personnel both in the United States and abroad, and will also require the Company to enhance its financial and managerial controls and reporting systems. There is no assurance that the Company can manage its growth effectively or that the Company will be able to attract and retain the necessary personnel to meet its business challenges. If the Company is unable to manage its growth effectively, the Company's business, financial condition and operating results would be materially and adversely affected.

DEPENDENCE ON NEW PRODUCTS; MARKET ACCEPTANCE

     The Company's future success will be highly dependent upon its ability to develop, produce and market products that incorporate new technology, are priced competitively and achieve significant market acceptance. There can be no assurance that the Company's products will be technically advanced or commercially successful due to the rapid improvements in computer technology and resulting product obsolescence. There is also no assurance that the Company will be able to deliver commercial quantities of new products in a timely manner. The success of new product introductions is dependent on a number of factors, including market acceptance, the Company's ability to anticipate and manage risks associated with product transitions, effective product marketing, proper management of inventory levels in line with anticipated product demand and the timely manufacturing of products in appropriate quantities to meet anticipated demand. The Company currently has no other product lines, such as notebook computers or other computer related products, planned. The failure of the Company to develop, produce and market commercially viable products could result in the Company's business, operating results and financial condition being materially and adversely affected.

PRODUCT DEVELOPMENT RISKS

     The Company's product development efforts will continue to require substantial investments by the Company for third-party development, refinement and testing, and there can be no assurance that the Company will have the resources sufficient to make such investments. Participants in the PC industry generally rely on the creation and implementation of technology standards to win the broadest market acceptance for their products. The Company must successfully monitor and participate in the development of standards while continuing to differentiate its products in a manner valued by customers. Industry participants generally accept, and may encourage, the use of their intellectual property by third parties under license. Nonetheless, when intellectual property owned by competitors or suppliers becomes accepted as an industry standard, the Company must obtain a license, purchase components utilizing such technology from the owners of such technology or their licensees, or otherwise acquire rights to use such technology. The failure of the Company to license, purchase or otherwise acquire rights to such technologies could result in the Company's business, operating results and financial condition being materially and adversely affected.

DEPENDENCE ON OUTSIDE PRODUCT ENGINEERING

     The Company currently has only a limited product development staff. The Company has engaged GDA Technologies, Inc. (GDA), a provider of computer engineering services, to develop its new patent-pending NEXAR XPA technology and to implement this technology on several motherboards for use in its XPA PCs. Although the Company believes that it could find and engage equivalent development and engineering services elsewhere within a reasonable period of time, or hire sufficient capable engineers to perform such development work in-house, the inability of GDA to adequately perform such services on a timely basis could have a material adverse effect on the Company.

UNCERTAINTY REGARDING INTELLECTUAL PROPERTY RIGHTS

     The Company's success is dependent in large part upon its intellectual property rights. In September 1997, the United States Patent and Trademark Office issued the Company a patent covering the essential technology which enables the easy installation, removal and replacement of key components in the Company's original PCs, which was the predecessor to its XPA architecture. The Company has filed an additional patent application relating to the same technology covered by the patent which has issued. The Company has also filed ten domestic and foreign patent applications, the first in late 1996, covering its XPA technology. There can be no assurance that any patents will be issued pursuant to the pending or future patent applications of the Company. Even if issued, there can be no assurance that the patent which has issued or any future patents would survive a legal challenge to their validity or provide adequate protection. In addition, the Company has not conducted any formal study of prior art and, therefore, has not determined what effect any prior art may have on any such patents that may issue. The Company also relies on copyrights, unpatented trade secrets and trademarks to protect its proprietary technology. No assurance can be given that the Company's competitors will not independently develop or otherwise acquire substantially equivalent techniques or otherwise gain access to the Company's proprietary technology or that the Company can ultimately protect its rights to such proprietary technology. In addition, there can be no assurance that the Company will be able to afford the expense of any litigation which may be necessary to enforce its rights under any such patents that may issue. The Company also relies on confidentiality agreements with its collaborators, employees, advisors, vendors and consultants to protect its proprietary technology. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, the Company has been advised by counsel for NEXOR Ltd. ("NEXOR"), an electronic messaging software company based in the United Kingdom, that such company claims prior use of the name NEXOR and intends to oppose the Company's registration of its NEXAR trademark, which is currently pending before the United States Patent and Trademark Office. Such counsel has proposed an agreement pursuant to which, among other things, the parties would each consent to the other's use of their respective names so long as the respective parties do not market classes of goods or services falling within the other party's classes of goods or services. While the Company believes that it will be able to resolve this potential dispute and continue to use the NEXAR trademark on its current and anticipated products, there can be no assurance that an agreement with NEXOR acceptable to the Company will be reached. The failure to reach a satisfactory agreement could result in the inability of the Company to obtain registration for the name NEXAR and/or litigation with NEXOR. An adverse determination of any such litigation could result in the Company having to cease use of the NEXAR trademark, which could have a material adverse effect on the Company.

     Also, NexTrend Technologies, Inc., a manufacturer of computer hardware has filed a Notice of Opposition at the United States Patent and Trademark Office to the Company's application to register the NEXAR mark for instructional manuals in view of NexTrend's use of the NEXSTAR mark. NexTrend claims that the marks are confusingly similar and that, as between the two parties it used its NEXSTAR mark first. The Company has filed an answer to the Notice of Opposition denying these allegations. Nonetheless, if NexTrend were to prevail in this matter and then bring an action against NEXAR for trademark infringement an adverse determination of such action could have a material adverse effect on NEXAR.

POTENTIAL INFRINGEMENT OF PROPRIETARY TECHNOLOGY

     Although the Company believes that its products do not infringe patents or other proprietary rights of third parties, there can be no assurance that the Company is aware of all patents or other proprietary rights that may be infringed by the Company's products, that any infringement does not exist or that infringement may not be alleged by third parties in the future. If infringement is alleged, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that the Company would prevail in any related litigation. Patent litigation can be extremely protracted and expensive even if the Company ultimately prevails, and involvement in such litigation and related diversion of management attention and resources could have a material adverse effect on the business, results of operations and financial condition of the Company.

RISK OF TECHNOLOGICAL OBSOLESCENCE

     There can be no assurance that products or technologies of the Company's competitors will not render the Company's products or technologies noncompetitive or obsolete. Although the Company's product lines have been designed to forestall such obsolescence, there can be no assurance that the Company's products will be competitive with products offered by other manufacturers. In addition, delays in access to technology developed by competitors and suppliers could slow the Company's design and manufacture of components and subsystems that distinguish its products. If the Company is unable for technological or other reasons to develop and introduce new or enhanced products and services in a timely and effective manner, the Company's business, operating results and financial condition would be materially and adversely affected.

FORECASTING ISSUES

     Because of the pace of technological advances in the computer industry, the Company must introduce on a timely basis new products that offer customers competitive technologies while managing the production and marketing cycles of its existing products. Forecasting demand for newly-introduced products is complicated by the availability of different product models, which may include various types of built-in peripherals and software in certain markets. As a result, while overall demand may be in line with the Company's projections and manufacturing implementation, local market variations can lead to differences between expected and actual demand and resulting delays in shipment, which can affect the Company's financial results.

DEPENDENCE UPON THIRD PARTIES TO PERFORM SERVICE OBLIGATIONS

     All of the Company's products are sold with a three year limited warranty on hardware with one year on-site service. The Company currently lacks the capability to provide technical support for its PCs in the field and it and certain of its resellers have contracted with third party service providers, including Wang, to perform the Company's warranty obligations with respect to its products. These companies provide NEXAR's customers on-site hardware support, including diagnostics and repair and also provides telephone support for software products bundled with NEXAR's systems for a period of 90 days. While the Company and its resellers selected these providers based on its belief that these companies have the capability to perform these warranty obligations on a timely and efficient basis, the failure of these providers to meet the demands of the end-users of the Company's products could materially and adversely affect the reputation of the Company and its products, which in turn could result in lower sales and profits.

DEPENDENCE ON MARKET SUCCESS OF THIRD PARTY CHANNEL DISTRIBUTION

     The Company does not sell its products directly to end-users, but relies instead on a variety of distribution channels, primarily distributors, value-added and other resellers, original equipment manufacturers (OEMs), systems integrators, direct response resellers, and independent dealers. The Company's revenue is dependent, among other things, upon the ability of these distribution channels to sell the Company's products to end-users. Factors affecting the ability of these distribution channels to develop and sell their products include competition, their ability to offer products that meet user requirements at acceptable prices and overall economic conditions in both the United States and foreign markets. The Company's business, results of operations and financial condition would be materially and adversely affected if these distribution channels are unsuccessful in selling the Company's products.

RELIANCE ON SUPPLIERS; RISK OF DELAY

     The Company's manufacturing process requires a high volume of quality components that are procured from third party suppliers. Reliance on suppliers, as well as industry supply conditions generally, involves several risks, including the possibility of defective parts, a shortage of components, increases in component costs and reduced control over delivery schedules, any or all of which could adversely affect the Company's financial results. As part of the manufacturing process, the Company uses industry standard components for its products. Most of these components are generally available from multiple sources; however, the Company relies on two outside contractors to manufacture motherboards used in its PCs. In addition, the Company relies on a single supplier to produce its customized chassis and has several other single supplier relationships for less critical components, and the lack of availability of timely and reliable supply of components from these sources could adversely affect the Company's business. Also, the Company ultimately is reliant on major suppliers of key components, such as CPUs and chipsets sold by Intel, which are included in the Company's products, either at the request of a customer prior to shipment or by the Company's resellers. Occasionally, such components are subject to allocations and the Company has at times experienced difficulty in obtaining sufficient quantities of such products. In some cases, alternative sources of supply are not readily available for some of the Company's single-sourced components. In other cases, the Company may establish a working relationship with a single source, even when multiple suppliers are available, if the Company believes it is advantageous to do so due to performance, quality, support, delivery, capacity or price considerations. Where alternative sources are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays, which could adversely affect the Company's manufacturing processes and results of operations.

     The Company occasionally experiences delays in receiving certain components, which can cause delays in the shipment of some products to customers. There can be no assurance that the Company will be able to continue to obtain additional supplies of reliable components in a timely or cost-effective manner.

RISKS ASSOCIATED WITH INVENTORY LEVELS

     Although the design of the NEXAR PC provides the Company with the ability to operate with reduced inventories of components and finished goods, shifts in technology and market demand may nevertheless result in excess inventory, declining inventory values or even obsolescence. Maintaining a low inventory level is dependent upon the Company's ability to achieve targeted revenue and product mix. There can be no assurance that the Company will be able to maintain optimal inventory levels in future periods.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends to a significant extent on certain key personnel, including its Chairman and Chief Executive Officer, Albert J. Agbay, and its other executive officers and certain technical, managerial, consulting, sales and marketing personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's business, operating results and financial condition.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     The Company's quarterly revenues, expenses and operating results are likely to vary considerably in the future. Such fluctuations can be traced to many factors, including the timing and terms of large transactions, delays in customer acceptance, delays in receiving components, the length of sales cycles, changes in the level of operating expenses, demand for the Company's products and services, the introduction of new products and product enhancements by the Company and its competitors, changes in customer budgets, competitive conditions in the industry and general economic conditions. For example, during the third quarter of 1997, the Company did not have in inventory and was unable to obtain on a timely basis sufficient quantities of key components to meet outstanding purchase orders, which caused the financial results for such period to be adversely affected. The Company budgets its product development and other expenses anticipating future revenues. If revenues fall below expectations, the Company's business, operating results and financial condition are likely to be materially and adversely affected because a proportionately smaller amount of the Company's expenses vary with its revenues. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon to predict future performance. Due to the foregoing factors, it is likely that, in some future quarters, the Company's operating results will fall below the market's or investors' expectations, and, in such event, the price of the Common Stock would likely be materially and adversely affected.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

          The Company plans to expand its business into international markets. To date, the Company has minimal experience in marketing and distributing its products internationally and plans to establish alliances with sales representative organizations and resellers with particular experience in international markets. Accordingly, the Company's success in international markets will be substantially dependent upon the skill and expertise of such international participants in marketing the Company's products. There can be no assurance that the Company will be able to successfully market, sell and deliver its products in these markets. In addition, there are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability and fluctuations in currency exchange rates and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition or operating results.

                              RECENT DEVELOPMENTS

     During 1997 many computer manufacturers, including industry leader Compaq Computer, began offering PCs to home customers for less than $1,000. This has led to growth in the home PC market, but also increased pressure on price margins in the corporate, government and educational PC markets in which the Company primarily competes. Industry forecasters are predicting that prices for a wide range of PC hardware products will fall significantly during 1998 and profit margins for makers of corporate PC systems will generally decline. Although the Company believes that its relationships with its customers are good and that its focus on increasing sales through private brand OEM agreements and other strategic distribution agreements is a sound strategy for growth, there can be no assurance that the recent trends in the industry identified above will not have a material adverse effect on the Company and preclude it from achieving profitability in the foreseeable future. Due to these factors, management of the Company has determined that it is in the best interests of the Company and its stockholders to explore the possibility of entering into strategic alliances with larger industry participants. In March 1998, the Company engaged Southport Partners, L.P., an investment banking firm based in Southport, Connecticut, to provide advisory services to the Company concerning possible joint venture,
licensing and other potential transactions.   The Company is not currently
engaged in any negotiations with respect to any such potential transaction nor has any determination been made by the Company whether to enter into any such transaction.

                                USE OF PROCEEDS
     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                            THE PURCHASE AGREEMENTS

GENERAL

     On March 20, 1998, pursuant to the Purchase Agreements, the Company consummated a private placement financing transaction (the "Private Placement") resulting in gross proceeds to the Company of $3,200,000. The Company issued an aggregate of 32,000 shares of the Company's Series B Preferred Stock in the Private Placement. As compensation for services rendered in connection with the Private Placement, the Company also issued to Adar Equities, LLC and Mueller & Company, Inc. cash compensation of $80,000 each and warrants (the Warrants") exercisable prior to March 20, 2002 for up to an aggregate of 2,100,000 shares of Common Stock, subject to the Share Issuance Limit, at the following exercise prices: 1,000,000 shares are exercisable at $4.00 per share; 550,000 shares are exercisable at $4.25 per share and 550,000 shares are exercisable at $4.75 per share. Each of the Warrants provide that they are not exercisable to the extent that following any such exercise, the holder thereof would then be the "beneficial owner" (as defined in Section 13(d) of the Exchange Act) of 10% or more of the Company's then outstanding Common Stock. All of the securities sold in the Private Placement were sold solely to accredited investors under the Securities Act.

SUMMARY OF TRANSACTION TERMS

     Set forth below is a summary of the material terms of the Private Placement, which summary is qualified by reference to the full text of the underlying documents which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Each share of Series B Preferred Stock is convertible into the number of shares of Common Stock (subject to the Share Issuance Limit described in the following paragraph) determined by dividing $100 by the lesser of (a) $3.25 and
(b) 75% of the average of the closing bid price of a share of the Common Stock during the five trading days prior to such conversion. Until converted, each share of Series B Preferred Stock is entitled to receive quarterly dividends at the rate of $5.00 per share per annum, payable in cash or shares of Common Stock having a market value equal to the dividend payable. The Company agreed to register the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, shares of Common Stock issued in lieu of cash dividends thereon at the option of the Company and shares of Common Stock issued upon exercise of the Warrants for resale under the Securities Act no later than May 1, 1998. The dividend increases to $18.00 per share per annum if resales of the Issuances are not subject to an effective registration statement under the Securities Act by June 30, 1998 and to $24.00 a share per annum if resales of shares issued in the Issuances are not subject to such a registration statement by August 31, 1998. Each share of Series B Preferred Stock is also entitled to a liquidation preference of $100 per share, plus any accrued but unpaid dividends in preference to any other class or series of capital stock of the Company. Except as provided by applicable law, holders of shares of Series B Preferred Stock have no voting rights. Shares of Series B Preferred Stock are convertible at any time prior to March 1, 2000, on which date all outstanding shares of the Series B Preferred Stock will automatically convert into shares of Common Stock at the then applicable conversion rate.

     The exact number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants (collectively, the "Issuances") cannot currently be determined because the number of shares issuable upon conversion of the Series B Preferred Stock is dependent on future events, principally consisting of the future trading prices of the Common Stock and the conversion decisions of holders of shares of the Series B Preferred Stock. The number of shares of Common Stock issuable as a result of the conversion of the Series B Preferred Stock generally will vary inversely with the market price of the Common Stock. Rules of the National Association of Securities Dealers applicable to the Company require that the Company obtain approval of its stockholders before the issuance at a price per share below the greater of market or book value of the Common Stock of securities (or securities convertible thereinto) having voting power equal to or greater than 20% or more of the outstanding Common Stock of the Company. Accordingly, the Warrants and the Certificate of Designation (the "Certificate") for the Series B Preferred Stock each provide that no more than 2,001,810 shares (the "Share Issuance Limit") of Common Stock (equal to approximately 19.99 percent of the Common Stock based on the 10,009,055 shares of Common Stock outstanding as of March 20, 1998) are issuable upon the total aggregate of conversions of the Series B Preferred Stock and the Warrants (on a first converted/first exercised basis) until stockholder approval of the Issuances are obtained. The Certificate and the Warrants require that the Company seek to obtain stockholder approval of the Issuances at a meeting of stockholders on or prior to June 30, 1998. It is presently expected that this approval will be sought at a annual meeting of stockholders to be held on June 8, 1998. Under the terms of Certificate and the Warrants, holders of shares of Common Stock issued upon conversion of the Series B Preferred Stock or exercise of the Warrants are not entitled to vote such shares at the annual meeting or any other meeting at which such approval is sought. The Certificate also provides that shares of the Series B Preferred Stock shall not be convertible at any time to the extent that the holder of shares thereof would after such conversions be the beneficial holder of more than 9.99% of the outstanding shares of Common Stock.

     If stockholder approval of the Issuances is not approved by the stockholders of the Company at a meeting held prior to June 30, 1998, the holders of the Series B Preferred Stock shall have the right at any time to require the Company to redeem any portion or all of any outstanding shares of the Series B Preferred Stock at a price equal to $125 per share which sum would accrue interest at the rate of 11% per annum until paid. If all 32,000 shares of Series B Preferred Stock were so redeemed, the Company would be required to pay the holders thereof a total of $4 million. In addition, during the absence of such stockholder approval the holders of the Warrants shall have the right to require the Company to redeem any portion of the Warrants designated by such holders for redemption at a redemption price per share equal to the pre-tax profit such holders would have earned had such holders, at the close of business on the date of its demand for redemption, exercised the redeemed portion and simultaneously sold the shares received on such exercise at the closing sales price of the Common Stock on such date, such redemption price accruing interest at 11% per annum until paid. There can be no assurance that the Company will have available cash resources to redeem the Series B Preferred Stock or Warrants if required to do so. In the event stockholder approval of the Issuances is not obtained, redemption of a substantial number of shares of Series B Preferred Stock or warrants could have a material adverse effect on the Company's financial condition and its ability to implement its business strategy. Further, if any such redemption causes the Company to fail to meet the listing requirements of the Nasdaq National Market, including the requirement that the Company have tangible net assets in excess of $4 million, the Company would be subject to delisting. If delisted from the Nasdaq National Market, the Company would attempt to become listed on another stock exchange where it is able to meet the listing requirements or to arrange for the Common Stock to be traded on the Nasdaq electronic bulletin board.

                              SELLING SHAREHOLDERS

     Set forth below is the number of shares of Common Stock beneficially owned by the Selling Shareholders as of April 15, 1998, the number of Shares offered pursuant to this Prospectus and the number of shares to be owned after completion of the offering (assuming the sale of all the Shares offered hereunder).

                                                   Number of      Number of Shares
                             Total Number of     Shares to be    to be Owned After
Name                         Shares Owned       Offered or Sold   the Offering (1)
----                         ------------       ---------------  ------------------

Adar Equities, LLC             1,050,000(2)           1,050,000             0
Beauchamp Finance                315,000(3)(4)          315,000             0
Dora Fried                       262,500(3)(5)          262,500             0
Ellanby Ltd.                     262,500(3)(5)          262,500             0
Euro Factors Intl. Inc.          656,250(3)(6)          656,250             0
Mueller & Company, Inc.        1,050,000(2)           1,050,000             0
Olam Investments Ltd.            183,750(3)(7)          183,750             0

_________________________

(1) Assumes that the Selling Shareholders will each sell all of the Shares registered hereunder. The Selling Shareholders may sell all or any part of its Shares pursuant to this Prospectus.

(2) Such Shares may be acquired upon exercise of Warrants acquired in the Private Placement. See "The Purchase Agreements" above.

(3) Such beneficial ownership represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of the Series B Preferred Stock and shares issued in lieu of cash dividends payable thereon beneficially owned by such person, assuming a price of $2.00 per share of Common Stock was used to determine the number of shares of Common Stock issuable upon conversion. The actual number of shares of Common Stock offered hereby is subject to adjustment and could by materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when Selling Stockholders will elect to convert shares of Convertible Preferred Stock issued in the Private Placement.

(4) Includes up to 15,000 shares of Common Stock which may be issued to such person in lieu of cash dividends, assuming a fair market value basis of the number of shares issuable of $2.00 per share.

(5) Includes up to 12,500 shares of Common Stock which may be issued to such person in lieu of cash dividends, assuming a fair market value basis of the number of shares issuable of $2.00 per share.

(6) Includes up to 31,250 shares of Common Stock which may be issued to such person in lieu of cash dividends, assuming a fair market value basis of the number of shares issuable of $2.00 per share.

(7) Includes up to 8,750 shares of Common Stock which may be issued to such person in lieu of cash dividends, assuming a fair market value basis of the number of shares issuable of $2.00 per share.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders and their agents, donees, distributees, pledgees and other successors in interest may, from time to time, offer for sale and sell or distribute the Shares to be offered by them hereby (a) in transactions executed on the Nasdaq National Market, or any securities exchange on which the shares may be traded, through registered broker-dealers (who may act as principals, pledgees or agents) pursuant to unsolicited orders or offers to buy,
(b) in negotiated transactions, or (c) through other means. The Shares may be sold from time to time in one or more transactions at market prices prevailing at the time of sale or a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Shareholders or by agreement between the Selling Shareholders and their underwriters, dealers, brokers or agents.
The Shares may also be offered in one or more underwritten offerings. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus.

     In connection with distribution of the Shares, the Selling Shareholders may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the Shares pursuant to this Prospectus in the course of hedging the positions they may assume with one or more of the Selling Shareholders. The Selling Shareholders may also sell Shares short pursuant to this Prospectus and deliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which may result in the delivery of Shares to such broker-dealers who may sell such Shares pursuant to this Prospectus. The Selling Shareholders may also pledge the Shares to a broker-dealer and upon default the broker-dealer may effect the sales of the pledged Shares pursuant to this Prospectus.

     The distribution of the Shares by the Selling Shareholders is not subject to any underwriting agreement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Shareholders and/or purchasers of Shares, for whom they may act. Such discounts, concessions, commissions or fees will not exceed those customary for the type of transactions involved. In addition, the Selling Shareholders and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act, and any profits on the sale of Shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of the Shares will be selected by the Selling Shareholders and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

     The aggregate proceeds to the Selling Shareholders from the sale of the Shares offered by the Selling Shareholders hereby will be the purchase price of such Shares less any broker's commissions.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration of qualification requirement is available and is complied with.

     The Selling Shareholders and any broker-dealer, agent or underwriter that participates with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares offered hereby may not simultaneously engage in market making activities with respect to the Shares for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of sales of the Shares by the Selling Shareholder.

     There is no assurance that the Selling Shareholders will sell any or all of the Shares described herein and may transfer, devise or gift such securities by other means not described herein. The Company is permitted to suspend the use of this Prospectus in connection with sales of the Shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. Expenses of preparing and filing the registration statement all post-effective amendments will be borne by the Company.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     The legality of the Common Stock offered hereby is being passed upon for the Company by McDermott, Will & Emery (a partnership including professional corporations), Boston, Massachusetts. David A. Cifrino, the Secretary of the Company, is the President of David A. Cifrino, P.C., a Massachusetts professional corporation which is a partner of McDermott, Will & Emery.

================================================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              --------------------


                               TABLE OF CONTENTS

                                                  Page
                                                  ----

Available Information............................   2
Incorporation of Certain Documents by
  Reference......................................   2
The Company......................................   4
Risk Factors.....................................   5
Recent Developments..............................  12
Use of Proceeds..................................  12
The Purchase Agreements..........................  13
Selling Shareholders.............................  15
Plan of Distribution.............................  16
Interests of Named Experts
 and Counsel.....................................  17


--------------------------------------------------------------------------------

                                5,460,000 SHARES


                            NEXAR TECHNOLOGIES, INC.

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS

                                  MAY __, 1998

                           -------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the registrant in connection with the distribution of the securities being registered hereunder. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.


Securities and Exchange Commission Registration Fee    $  4,128
Legal Fees and Expenses..............................    10,000
Accountants' Fees and Expenses.......................     2,500
                                                         ------
     TOTAL...........................................  $ 16,628

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and for amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Article Twelfth of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Article Twelfth further provides that a director's personal liability shall be eliminated or limited in the future to the fullest extent permitted from time to time by the Delaware General Corporation Law.

     Article Thirteenth of the Company's Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted from time to time under the Delaware General Corporation Law, indemnify each of its directors and officers against all expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in respect to any action, suit or proceeding in which such director or officer may be involved or with which he may be threatened, while in office or thereafter, by reason of his or her actions or omissions in connection with services to the company, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

     The Company maintains a directors and officers liability insurance policy for the benefit of its directors and officers.

ITEM 16.  EXHIBITS


Exhibit Number
-------------
   4.1    Form of Private Placement Purchase Agreements between the Company and the Selling Shareholders.
   5.1    Opinion of McDermott, Will & Emery as to validity of shares being registered and Consent.
  23.1    Consent of BDO Seidman, LLP.
  23.2    Consent of Arthur Andersen LLP.
  23.3    Consent of McDermott, Will & Emery (included in Exhibit 5.1).
  25.1    Power of Attorney (part of Signature Page).


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with any of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Southborough, The Commonwealth of Massachusetts, on the 30th day of April, 1998.

                              NEXAR TECHNOLOGIES, INC.


                              By:   /s/ Albert J. Agbay
                                    --------------------------------------------
                                    Albert J. Agbay
                                    President and Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Nexar Technologies, Inc., hereby severally constitute and appoint Albert J. Agbay, Gerald Y. Hattori and David A. Cifrino, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Nexar Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 30, 1998 by the following persons in the capacities indicated.

          Signature                      Capacity
          ---------                      --------

/s/ Albert J. Agbay
________________________________    President, Chief Executive Officer and
Albert J. Agbay                        Chairman of the Board of Directors
                                     (Principal Executive Officer)
/s/ Gerald Y. Hattori
________________________________    Chief Financial Officer, Vice President of
Gerald Y. Hattori                      Finance and Treasurer (Principal
                                     Financial Officer and Principal Accounting
                                     Officer)
/s/ Buster C. Glosson
________________________________    Director
Buster C. Glosson

/s/ Steven Georgiev
________________________________    Director
Steven Georgiev

/s/ Joseph E. Levangie
________________________________    Director
Joseph E. Levangie

                               INDEX TO EXHIBITS


     4.1 Form of Private Placement Purchase Agreements between the Company and the Selling Shareholders.
     5.1 Opinion of McDermott, Will & Emery as to validity of shares being registered and Consent.
     23.1 Consent of BDO Seidman, LLP.
     23.2 Consent of Arthur Andersen LLP.
     23.3 Consent of McDermott, Will & Emery (included in Exhibit 5.1).
     25.1 Power of Attorney (part of Signature Page).